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                                                                   EXHIBIT 3.118

                               OPERATING AGREEMENT
                     PEABODY DEVELOPMENT LAND HOLDINGS, LLC

         THIS OPERATING AGREEMENT (this "Agreement") is made and entered into as of the 16th day of February, 2000 by and between (i) PEABODY DEVELOPMENT COMPANY, a Delaware corporation with its principal offices at 301 N. Memorial Dr., St. Louis, MO 63102 ("PDC") and (ii) PEABODY HOLDING COMPANY, INC., a New York corporation, with its principal offices at 701 Market Street, Suite 700, St. Louis, MO 63101 ("PHCI"). PDC and PHCI are hereinafter collectively referred to with PHCI as the "Members" and each individually as a "Member". For purposes of this Agreement, the term "Member" shall include any party then acting in such capacity in accordance with the terms of this Agreement.

                                    RECITALS

         A. PDC and PHCI desire to form a limited liability company under the Delaware Limited Liability Company Act ("Act") to be known as "Peabody Development Land Holdings, L.L.C." (the "Company") for the purposes set out in this Agreement.

         B. PDC and PHCI desire to set out in this Agreement their respective rights, duties and liabilities with respect to such limited liability company.

         NOW, THEREFORE, in consideration of the Recitals and the mutual covenants and undertakings set forth herein, PDC and PHCI agree as follows:

                                    ARTICLE 1

                                    FORMATION

         1.1 Formation. The Members do hereby form the Company as a limited liability company under the Act for the purposes and term set out in this Agreement. To effect the formation of the Company, the Members have executed and duly recorded certificate of formation in the form attached hereto as Exhibit
1.1 (the "Articles").

         1.2      Name.

                  The Company will do business under the name "Peabody Development Land Holdings, LLC". The Members shall execute and file the Articles and such other certificates as shall be required under the Act and under the laws of each state in which the Company is required or desires to be qualified to do business.

         1.3 Principal Office. The principal office of the Company shall initially be at 301 N. Memorial Dr., St. Louis, Missouri. The principal office may hereafter from time to time be moved to such other place in the United States of America as may be designated by the "Managing Member", as hereinafter defined, with written notice to all Members. The books and

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records of the Company shall be maintained at the Company's principal place of business, or such other location in the United States of America as determined by the Managing Member with written notice to all Members.

         1.4 Term. The duration of the Company is perpetual, or until liquidation in accordance with the terms of this Agreement for the Company or as required by the Act.

         1.5 Property Ownership. All assets and property owned by the Company, whether real or personal, tangible or intangible, shall be held in the name of the Company.

                                    ARTICLE 2
                          PURPOSES AND NON-COMPETITION

         2.1 Purposes. The Company is formed to conduct reserve holdings and all other physical operations (other than office operations) solely to (i) in the State of Illinois in which the coal reserves contributed by the Members are located and logical extensions of those reserves as the members unanimously agree and (ii) any other areas in which the Members unanimously agree to hold coal reserves (the areas referred to in (i) and (ii) above are hereinafter referred to as the "Project Area"). The purposes of the Company are limited to the following coal-related purposes:

                  (a) The acquisition of coal reserves in the Project Area;

                  (b) The development and conduct of underground mining, processing and shipping operations relative to the acquired coal reserves, either directly with employees of the Company or through contract miners;

                  (c) The permitting and bonding (either directly or through one of its Members) of all coal mining, processing and shipping operations on or relating to the acquired coal reserves and the completion of reclamation obligations relative to the coal mining, processing or shipping operations conducted on or relating to the acquired coal reserves;

                  (d) The purchasing, selling, brokering, processing and/or shipping of coal from whatever source in the Project Area;

                  (e) The acquisition of existing businesses, operating solely in the Project Area, relating to the mining, processing, selling or shipping of coal;

                  (f) To employ personnel necessary for the conduct of the business of the Company;

                  (g) The investment of the income earned by the Company prior to distribution to the Members;

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                  (h) The borrowing of money, the leasing of assets and/or the granting of liens and security interests in assets of the Company; and

                  (i) All other activities necessary, appropriate, incidental or desirable in connection with the foregoing, or otherwise contemplated in this Agreement.

         The purposes of the Company shall not be extended, by implication or otherwise, beyond the purposes set forth in this Section 2.1 without the prior written approval of the Members. Without limiting the foregoing, the Company may not, without the prior written approval of all Members: (i) incur any indebtedness or liabilities, or make any guaranties of any kind or nature, binding upon the Company, or (iii) acquire any assets or properties of any kind or nature except the assets contributed to the Company by the Members in accordance with this Agreement.

         2.2 Other Activities. PDC and PHCI, and all current and future Affiliates of PDC and PHCI, may engage in, or possess an interest in, other business ventures of any nature and description whatsoever, independently or with others, whether or not competitive with those of the Company.

                  (b) Each Member shall be liable for the acts of any of its Affiliates which are in violation of the terms of this Section 2.2, without regard to the legal relationship between such Member and such Affiliate.

                  (c) For purposes of this Agreement, the term "Affiliate" shall mean any individual, corporation, partnership, limited liability company or other entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another individual, corporation, partnership, limited liability company or other entity.

         2.3 Term. The duration of the Company is perpetual, or until liquidation in accordance with the terms of this Agreement or as required by the Act.

         2.4 Property Ownership. All assets and property owned by the Company, whether real or personal, tangible or intangible, shall be held in the name of the Company unless otherwise determined by the Membership Committee.

                                    ARTICLE 3
                             CAPITAL CONTRIBUTIONS

         3.1      Initial Capital Contributions.

                  (a) Contemporaneously with the execution of this Agreement PDC has contributed to the capital of the Company the coal assets listed on Exhibit
3.1 hereof, which is the agreed value of the initial capital contribution of PDC to the Company.

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                  (b) Contemporaneously with the execution of this Agreement
PHCI has contributed to the capital of the Company the coal assets listed on
Exhibit 3.1 hereof, which is the agreed value of the initial capital contribution of PHCI to the Company.

                  (c) PDC shall initially have a 99% interest in the Company, and PHCI shall initially have a 1% interest in the Company.

         3.2 No Liability of Interest Holders. Except as otherwise specifically provided in the Act, or as may exist under separate existing written agreements as to a Member, no Member shall have any personal liability for the obligations of the Company. Further, no Member shall be obligated to contribute additional capital to the Company.

         3.3 Interest on Capital Contributions. No Member shall be entitled to interest on any capital contributions made to the Company.

         3.4 Withdrawal of Capital. No Member shall be entitled to withdraw any part of its capital contributions to the Company, or receive any distributions from the Company, except as provided in this Agreement. No Member shall be entitled to demand or receive any property from the Company other than cash, except as otherwise expressly provided for herein.

         3.5 Capital Accounts. There shall be established on the books of the Company a capital account ("Capital Account") for each Member. It is the intention of the Members that such Capital Account be maintained in accordance with the provisions of Treas. Reg. Section 1.704- l(b)(2)(iv), and this Agreement shall be so construed. Accordingly, such Capital Account shall initially be credited with the initial capital contribution of the Member and thereafter shall be increased by (i) any cash or the fair market value of any property contributed by such Member (net of any liabilities assumed by the Company or to which the contributed property is subject) and (ii) the amount of all net income (whether or not exempt from tax) and gain allocated to such Member hereunder, and decreased by (i) the amount of all net losses allocated to such Member hereunder (including expenditures described in section 705(a)(2)(B) of the Internal Revenue Code of 1986, as amended ("Code"), or treated as such an expenditure by reason of Treas. Reg. Section 1.704-l(b)(2)(iv)(i)) and (ii) the amount of cash, and the fair market value of property (net of any liabilities assumed by such Member or to which the distributed property is subject), distributed to such Member pursuant to this Agreement. If a Member transfers all or any part of such Member's interest (capital, profits and otherwise) in the Company ("Membership Interest") in accordance with the terms of this Agreement, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent of the interest transferred.

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                                    ARTICLE 4
                                   ACCOUNTING

         4.1 Books and Records. The Managing Member shall cause the Company to maintain full and accurate books and records at the Company's principal place of business, showing all receipts and expenditures, assets and liabilities, net income or loss, and all other records necessary for recording the Company's business and affairs, including those required to be kept under the Act and those sufficient to record the allocations and distributions to the Members provided for in this Agreement. Such books and records shall be maintained in accordance with generally accepted accounting principles; provided that adequate records concerning the maintenance of Capital Accounts in accordance with Treas. Reg. Section 1.704-l(b)(2)(iv) shall be simultaneously maintained by the Company. Such books and records shall be open to the inspection and examination of each Member by its duly authorized representatives at all reasonable times.

         4.2 Fiscal Year. The fiscal year of the Company shall commence on April 1 st and end on March 31st ("Fiscal Year").

         4.3      Reports.

                  (a) Within 45 days after the close of each Fiscal Year of the Company, the Company shall furnish to each Member a report of the business and operations of the Company during such Fiscal Year. Unless otherwise agreed to by the Members, such report shall contain financial statements prepared by the Company which are audited by certified public accountants employed by the Company. The certified public accountant for the Company shall be the same as retained by PDC.

                  (b) Within 10 business days after the close of each calendar month, the Company shall furnish to each Member a report of the business and operations of the Company for such calendar month. Unless otherwise agreed to by the Members, such report shall contain unaudited financial statements prepared by the Company, be in such form as the Members may require and shall include a balance sheet as of the end of such calendar month, a statement of the net income or net loss of the Company for such calendar month and such other information as in the judgment of the Managing Member shall be reasonably necessary for the Members to be advised of the results of the Company's operations and its financial condition.

         4.4 Tax Returns. The Managing Member shall cause all required federal, state and local partnership income, franchise, property and other tax returns, including information returns, to be timely filed with the appropriate office of the relevant taxing jurisdiction or agency. In order to accommodate the following provision regarding review of drafts of the Federal and state income tax returns of the Company, the Company shall seek each year (if necessary) a three month extension of the date on which such returns must be filed. With respect to the Federal and state income tax returns of the Company, the Company shall submit to each Member drafts of the proposed returns as soon as possible, but in no event later than sixty days following the close of the Fiscal Year, to permit review and approval of such returns by each Member prior to filing.

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All expenses incurred in connection with such tax returns and information returns, as well as for the reports referred to in Section 4.3 hereof, shall be expenses of the Company.

         4.5 Member's Request for Additional Information. The Company shall also furnish to any Member such other reports of the Company's operations and conditions as may reasonably be requested by either of the Members. The Members shall have the right at any time to visit the offices and operations of the Company and inspect and audit records of the Company.

         4.6 Tax Matters Partner. PDC shall be the "Tax Matters Partner" (as defined in the Code) for the Company. The Tax Matters Partner shall have the authority granted a tax matters partner under the Code. The Tax Matters Partner shall not take any action binding another Member without first notifying, and receiving the concurrence of, such Member. All expenses of the Tax Matters Partner incurred in serving as Tax Matters Partner shall be Company expenses and shall be paid by the Company. The Company shall indemnify the Tax Matters Partner for, and hold the Tax Matters Partner harmless from, any and all judgments, fines, amounts paid in settlement and expenses (including attorneys' fees) reasonably incurred by the Tax Matters Partner in any civil, criminal or investigative proceeding in which the Tax Matters Partner is involved or threatened to be involved by reason of being the Tax Matters Partner, provided that the Tax Matters Partner acted in good faith, within what the Tax Matters Partner reasonably believed to be within the scope of the Tax Matters Partner's authority and for a purpose which the Tax Matters Partner reasonably believed to be in the best interests of the Company or the Members. The Tax Matters Partner shall not be indemnified under this provision against any liability to the Company or its Members to which the Tax Matters Partner would otherwise be subject by reason of gross negligence or willful misconduct.

         4.7 Revaluation of Company Property. If there shall occur (i) an acquisition of a Membership Interest for more than a de minimis capital contribution, or (ii) a distribution (other than a de minimis distribution) to a Member in consideration for a Membership Interest, the Member committee may revalue the assets of the Company at their then fair market value and adjust the Capital Accounts of the Members in the same manner as provided in Section 8.3 in the case of a property distribution. If there is a reallocation pursuant to this
Section 4.7, then net income and net loss shall thereafter be adjusted for allocations of depreciation (cost recovery) and gain or loss in accordance wit the provisions of Treas. Reg. Section 1.704-l(b)(2)(iv)(f) and (g), and the Members' distributive shares of depreciation (cost recovery) and gain or loss computed in accordance with the principles of section 704(c) of the Code and the regulations promulgated thereunder using the method selected by the Membership Committee.

                                    ARTICLE 5
                         BANK ACCOUNTS AND EXCESS FUNDS

         5.1 Bank Accounts. All funds of the Company shall be deposited in its name into such checking or savings accounts, time certificates, short-term money market funds or other investment as shall be designated by the Managing Member. Withdrawals therefrom shall be made upon such signature or signatures (or other authorization form) as determined by the Managing Member.

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         5.2      Investment of Excess Funds. The Company may invest excess
funds not required in the Company's business, and not required to be distributed pursuant to the terms of this Agreement, in short-term United States Government obligations maturing within 1 year.

                                    ARTICLE 6
                        ALLOCATION OF NET INCOME AND LOSS

         6.1      Net Income and Net Loss.

                  (a) Except as otherwise provided in this Agreement, the net income and net loss of the Company for each Fiscal Year shall be allocated 99% to PDC and 1% to PHCI ("Allocation Interests").

                  (b) Notwithstanding anything herein to the contrary, if a Member has a deficit balance in such Member's Capital Account (excluding from such Member's deficit Capital Account any amount which such Member is obligated to restore in accordance with Treas. Reg Section 1.704-l(b)(2)(ii)(c), as well as any amount such Member is treated as obligated to restore under Treas. Reg. Sections 1.704-2(g)(l) and 1.704-2(i)(5)) and unexpectedly receives an adjustment, allocation or distribution described in Treas. Reg. Section 1.704-l(b)(2)(ii)(d)(4), (5) or (6), then such Member will be allocated items of income and gain in an amount and manner sufficient to eliminate the deficit balance in such Member's Capital Account as quickly as possible. If there is an allocation to a Member pursuant to this Section 6.1(b), then future allocations of net income pursuant to Section 6.1(a) shall be adjusted so that those Members who were allocated less income, or a greater amount of loss, by reason of the allocation made pursuant to this Section 6.1(b), shall be allocated additional net income in an equal amount. It is the intention of the parties that the provisions of this Section 6.1(b) constitute a "qualified income offset" within the meaning of Treas. Reg. Sections 1.704-1(b)(2)(ii)(d), and such provisions shall be so construed.

                  (c) If there is a net decrease in the Company's Minimum Gain (within the meaning of Treas. Reg. Section 1.704-2(b)(2)) or Partner Nonrecourse Debt Minimum Gain (within the meaning of Treas. Reg Section 1.704-2(i)(3)) during any Fiscal Year, each Member shall be allocated, before any other allocations hereunder, items of income and gain for such Fiscal Year (and subsequent Fiscal Years, if necessary), in an amount equal to such Member's share (determined in accordance with Treas. Reg. Sections 1.704-2(g) and 1.704-2(i)(5), as applicable) of the net decrease in the Company's Minimum Gain or Partner Nonrecourse Debt Minimum Gain, as applicable, for such Fiscal Year; provided, however, that no such allocation shall be required if any of the exceptions set forth in Treas. Reg. Section 1.704-2(f) apply. It is the intention of the parties that this provision constitute a "minimum gain chargeback" within the meaning of Treas. Reg. Sections 1.704- 2(f) and 1.704-2(i)(4), and this provision shall be so construed.

                  (d) Notwithstanding anything herein to the contrary, the Company's partner nonrecourse deductions (within the meaning of Treas. Reg. Section 1.704-2(i)(2)) shall be allocated

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solely to the Member who has the economic risk of loss with respect to the partner nonrecourse liability related thereto in accordance with the provisions of Treas. Reg. Section 1.704-2(i)(l).

                  (e) Notwithstanding the provisions of Section 6.1 (a), no net losses shall be allocated to a Member if such allocation would result in such Member having a deficit balance in such Member's Capital Account (excluding from such Member's deficit Capital Account any amount such Member is obligated to restore in accordance with Treas. Reg. Section 1.704- l(b)(2)(ii)(c), as well as any amount such Member is treated as obligated to restore under Treas. Reg. Sections 1.704-2(g)(l) and 1.704-2(i)(5)). In such case, the net loss that would have been allocated to such Member shall be allocated to the other Members to whom such loss can be allocated without violation of the provisions of this
Section 6.1(e) in proportion to their respective Allocation Interests among themselves.

                  (f) Notwithstanding the provisions of Section 6.1 (a) hereof, to the extent losses are allocated to the Members by virtue of Section 6.1(e) hereof, the net income of the Company thereafter recognized shall be allocated to such Members (in proportion to the losses previously allocated to them pursuant to Section 6.1(e) hereof) until such time as the net income of the Company allocated to them pursuant to this Section 6.1(f) equals the net losses allocated to them pursuant to Section 6.1(e) hereof.

                  (g) For Federal state and local income tax purposes only, with respect to any assets contributed by a Member to the Company ("Contributed Assets") which have an agreed fair market value on the date of their contribution which differs from the Member's adjusted basis therefor as of the date of contribution, the allocation of depreciation and gain or loss with respect to such Contributed Assets shall be determined in accordance with the provisions of Section 704(c) of the Code and the regulations promulgated thereunder using the traditional method with curative allocations within the meaning of Treas. Reg. Section 1.704-3(c). For purposes of this Agreement, an asset shall be deemed a Contributed Asset if it has a basis determined, in whole or in part, by reference to the basis of a Contributed Asset (including an asset previously deemed to be a Contributed Asset pursuant to this sentence). Notwithstanding the foregoing, if the gain from the sale of any Contributed Asset is being reported on the installment method for income tax purposes, then the total amount of gain which is to be recognized by each of the Members in accordance with the above provision in all taxable years shall be computed and the amount of gain to be recognized by each of the Members in each year shall be in proportion to the total gain to be recognized by each of the Members in all taxable years.

         6.2      Allocation of Excess Nonrecourse Liabilities. For purposes of section 752 of the Code and the regulations thereunder, the excess nonrecourse liabilities of the Company (within the meaning of Treas. Reg. Section 1.752-3(a)(3)), if any, shall be allocated to each Member in accordance with their respective Allocation Interests.

         6.3 Allocations in Event of Transfer. In the event of the transfer of a Member's Membership Interest (in accordance with and subject to the provisions of this Agreement) in the Company at any time other than at the end of a Fiscal Year, or the admission of a new Member at any time other than the end of a Fiscal Year, or the making by the Members of disproportionate

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capital contributions, the periods before and after such transfer, admission or disproportionate capital contributions shall be treated as separate fiscal years, and the Company's net income, net loss and credits for each of such deemed separate fiscal years shall be allocated in accordance with the Members' respective Allocation Interests for each of such deemed separate fiscal years.

                                    ARTICLE 7
                             DISTRIBUTIVE SHARES AND
                          FEDERAL INCOME TAX ELECTIONS

         7.1 Distributive Shares. For purposes of Subchapter K of the Code, the distributive shares of the Members of each item of Company taxable income, gains, losses, deductions or credits for any Fiscal Year shall be in the same proportions as their respective shares of the net income or loss of the Company allocated to them pursuant to Section 6.1 hereof. Notwithstanding the foregoing, to the extent not inconsistent with the allocation of gain provided for in
Section 6.1, gain recognized by the Company which represents ordinary income by reason of recapture of depreciation, cost recovery or depletion deductions for Federal income tax purposes shall be allocated to the Member (or the Member's successor in interest) to whom such depreciation, cost recovery or depletion deduction to which such recapture relates was allocated.

         7.2 Elections. Any and all elections required or permitted to be made by the Company under the Code, including the election provided for in section 754 of the Code, shall be made in accordance with the decisions of the Managing Member.

         7.3 Partnership Treatment. It is intended that the Company shall be treated as a partnership for purposes of Federal, state and local income tax or other taxes, and the Members shall not take any position or make any election, in a tax return or otherwise, inconsistent with such treatment.

                                    ARTICLE 8
                                 DISTRIBUTIONS

         8.1 Net Cash Flow. For purposes of this Agreement, the term "Net Cash Flow" for any period shall mean the excess, if any, of (a) the gross receipts of the Company, over (b) the sum of all cash operating expenses paid by the Company for such period, including, but not by way of limitation, salaries, taxes, interest, insurance premiums, royalties, rentals, utilities and fees.

         8.2 Distribution of Net Cash Flow. The Net Cash Flow for each month (other than Net Cash Flow arising in connection with the liquidation of the Company, which Net Cash Flow shall be distributed as provided in Section
10.3 hereof) shall be distributed monthly by the 20th day of each calendar month for Net Cash Flow through the end of the previous month, unless the Members otherwise agree in writing. All such distributions of Net Cash Flow shall be distributed to the Members in accordance with their Allocation Interests as of the close of the period with respect to which the Net Cash Flow is being distributed.

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         8.3      Property Distributions. If any property of the Company, other than cash, is distributed by the Company to a Member (in connection with the liquidation of the Company or otherwise), then the fair market value of such property shall be used for purposes of determining the amount of such distribution. The difference, if any, of such fair market value over (or under) the value at which such property is carried on the books of the Company shall be credited or charged to the Capital Accounts of the Members in accordance with the ratio in which the Members share in the gain and loss of the Company pursuant to Section 6.1 hereof. The fair market value of the property distributed shall be agreed to by the Members; provided that, if the Members cannot so agree, the issue shall be submitted to arbitration as provided in
Article 14 hereof. If any such property is distributed other than in exchange for a Membership Interest, such property shall be distributed in the same manner as if it were Net Cash Flow.

                                    ARTICLE 9
                               COMPANY MANAGEMENT

         9.1      Managing Member. (a) Except as expressly provided in Section
9.2 and otherwise herein, management of the Company shall be vested in PDC (the "Managing Member"). The Managing Member may only be removed or replaced with the unanimous consent of the Members. Except for matters to be approved of, or consented to, by the Members under this Agreement, the Managing Member shall have full, exclusive, and complete discretion, power and authority, subject in all cases to the terms of this Agreement and the requirements of applicable law, to manage, control, administer, and operate the business and affairs of the Company for the purposes herein stated, and to make decisions affecting the business and affairs of the Company. All Members reserve fully all rights granted to the Members under this Agreement and to the extent of such rights, the power and authority of each Member shall be superior to the authority and power of the Managing Member.

                  (b) Service Agreements; Compensation. The Company, through the Managing Member, may enter into a service agreement with PDC to provide management and staff services required by the Company at no cost to the Company. The Managing Member shall not enter into or bind the Company to any other contract, agreement or obligation without the prior written consent of both Members. No Member shall be entitled to compensation for performing its obligations as a Member or acting as the Managing Member.

                  (c) Acts by Members. Except for rights vested in the Members, neither Member shall take, or commit the Company to take, any action, either in its own name in respect of the Company or in the name of the Company, unless the Managing Member has approved the same, under the authority granted herein.

                  (d) Management of Workforce. No Member shall have any right, power or obligation to exercise any control over the hiring of miners or over the workforce of the Company, including, but not limited to, any employment benefits or other terms and conditions of employment for the employees of the Company, and all such matters are delegated to the

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management employees of the Company. PDC and PHCI shall take no part in, and shall have no right, power or obligation with respect to, any matter relating to the hiring of miners.

         9.2 Membership Committee. (a) The Members of the Company shall be represented on a committee (the "Membership Committee") initially comprised of two representatives of PDC and one representative of PHCI. Each representative shall be entitled to one vote on decisions or actions of the Membership Committee.

                  (b) Approval Rights. Actions which require the unanimous approval of the Members will include:

                  (i)    Approval of the Capital and Operating Budgets;

                  (ii)   Liquidation and/or dissolution of the Company;

                  (iii)  Replacement or removal of the Managing Member;

                  (iv)   Admission of a new Member;

                  (v)    Any additional mandatory capital contribution;

                  (vi)   Expulsion of any Member;

                  (vii)  Merger or consolidation with another person;

                  (viii) Authorization for any transaction, agreement or action unrelated to the Company's purpose as set forth in the Articles of Organization, that otherwise contravenes this Agreement;

                  (ix)   Any amendment to this Agreement.

                  (c) Meetings of the Membership Committee. Meetings of the membership Committee shall be held at least quarterly unless the Membership Committee otherwise agrees. Meetings of the Membership Committee shall also be held upon call by any member. Each Member must be present to constitute a quorum and convene a meeting of the Membership Committee. Meetings of the membership committee may, if both Members consent, be held by telephone conference in which each Member can hear all other Members, or in such other manner as shall be agreed to by the Members.

                  (d) Rules of the Membership Committee. The Membership Committee is authorized to adopt rules concerning the conduct of the affairs of the Membership Committee and the Company.

         9.3 Applicant Violator System. Each Member represents and warrants that such member, its officers, shareholders, members, subsidiaries, affiliates and any other entity that can be attributed to it under the "ownership and control" regulations issued by the office of Surface Mining (collectively, "Member Entities") are not currently permit blocked under the Surface Mining Control and Reclamation Act of 1977 ("SMCRA"). No Member will allow to exist any violation of SMCRA or any comparable state law at any operation of a member Entity that would cause any other Member or its Member Entities to be permit blocked. Any Member Entity which becomes permit blocked under SMCRA or any comparable state law shall provide written notice of such event to the other members within five (5) days and shall take any and all actions necessary for the removal of such permit block within twenty (20) days; provided,

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however, that if the permit block does not then or thereafter adversely affect the other members (by permit block or otherwise), the permit blocked entity may contest the permit block in good faith and by appropriate legal proceedings, provided further, however, that if the permit block does adversely affect the other members (by permit block or otherwise), the non-permit block Member(s) may
(i) undertake to remove the condition causing the permit block, at the permit block Member's expense or (ii) purchase such permit block Member's interest in the Company at the then book value of such permit blocked Member's interest.

                                   ARTICLE 10
                                  DISSOLUTION

         10.1 Dissolution. The Company shall dissolve upon, but not before, the first to occur of the following:

                  (a) The consent of both Members to dissolve the Company; or

                  (b) The dissolution of the Company under the Act by virtue of an event which cannot be waived by the parties.

The Company may only be dissolved in accordance with the foregoing and the Members waive dissolution of the Company on account of any event described in the Act which may be superceded by the terms of this Agreement. Dissolution of the Company shall be effective upon the date on which the event giving rise to the dissolution occurs, but the Company shall not terminate until the assets of the Company have been distributed as provided in Section 10.3. Prior to the liquidation and termination of the Company, the business of the Company, and the obligations of the Members relative to the Company, shall continue to be governed by this Agreement.

         10.2 Liquidation and Winding Up Upon Dissolution. If the Company is dissolved, the Company shall be wound up and liquidated in accordance with the requirements of law and the following provisions:

                  (a) The right to wind up the Company's affairs and to supervise its liquidation shall be exercised jointly by all Members (the "Liquidators").

                  (b) Upon dissolution, the Liquidators shall ensure that an account is taken as soon as practicable of all property, assets and liabilities of the Company.

                  (c) Each Member shall pay to the Company all amounts owed by it to the Company.

                  (d) The assets and property of the Company or the proceeds of any sale thereof, together with contributions received pursuant to Section 10.2(c) hereof, shall be applied by the Liquidators in accordance with Section
10.3 hereof.

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

         10.3 Distributions Upon Liquidation. Upon the dissolution of the Company, the assets of the Company shall be sold (or distributed in kind, at the option of the Liquidators) in an orderly fashion, and the proceeds thereof shall be distributed, on or before the later to occur of (i) the close of the Company's taxable year, or (ii) 90 days following the date of such dissolution, as follows:

         (a)First: To the payment and discharge of all of the Company's debts and liabilities, to the necessary expenses of liquidation, to a cash reserve for the completion of the reclamation obligations of the Company and to the establishment of a cash reserve which the Members determine to create for unmatured and/or contingent liabilities and obligations of the Company.

         (b)Second: To the payment and discharge of all of the Company's debts and liabilities to Members, pro-rata in accordance with their respective unpaid principal balances.

         (c)Third: To the Members in accordance with their Capital Accounts; provided, however, that if the Liquidators establish any reserves in accordance with the provisions of Section 10.3(a), then the distributions pursuant to this Section 10.3(c) (including distributions of such reserve) shall be pro rata in accordance with the balances of the Members' Capital Accounts.

No Member shall be required to contribute any property to the Company or any third party by reason of having a negative Capital Account.

                                   ARTICLE 11
                               ASSIGNMENT; OPTIONS

         11.1 Assignment of Member's Interest. Except as provided below, no Member may withdraw, sell, assign, transfer, pledge, grant a security interest in, encumber or otherwise dispose of, all or any part of its Membership Interest in the Company without the unanimous prior written consent of all of the Members. Any attempted withdrawal, sale, assignment, transfer, pledge, grant, encumbrance or disposition not permitted by prior written agreement of all Members shall be null and void ab initio and of no force and effect. Each Member may collaterally assign to a financial institution granting credit to the Company or its Affiliates, any or all rights of such Member under this Agreement.

                                   ARTICLE 12
                           RELATIONSHIP WITH COMPANY

         12.1 Promotion of Company. Each Member shall use reasonable efforts to promote the activities of the Company and to ensure its success.

         12.2 Information. Subject to any applicable restriction of law, both Members shall be fully and currently informed of the activities of the Company. To the extent that there are any applicable laws or regulations which would have the effect of limiting the right of a Member to be so informed, the other Member shall use all reasonable efforts to obtain waivers thereof in favor of the Company and the Member so limited and, failing the obtaining of such waivers, the Members shall make such arrangements as shall be practicable to preserve to the Company the benefits of the contracts or projects to which such secrecy agreements or laws or regulations relate. Each Member shall not, except as required by law and except for disclosure to its officers, directors, employees, shareholders, partners, attorneys, accountants, and Affiliates (who shall be bound by the confidentiality provisions of this Agreement), divulge to any person any confidential or proprietary information concerning the business of the Company including, without limitation, the terms of this Agreement.

                                   ARTICLE 13
                                 GOVERNING LAW

         13.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

                                   ARTICLE 14
                                  ARBITRATION

         14.1 Any claim or dispute between the Members which arises out of or relates to this Agreement shall be arbitrable. All such arbitrable matters shall arbitrated in accordance with the rules of the American Arbitration Association. The cost of such arbitration shall be borne equally by the Members. The pendency of any arbitration proceeding shall stay any right of a Member to take any action in regard to the other Member which is based upon a claim involved in the matter being arbitrated, but such stay shall not affect the obligations of the parties hereunder to continue with performance of this Agreement except to the extent of the matter being arbitrated.

                                   ARTICLE 15
                                    NOTICES

         15.1 Addresses. All notices, consents, elections, requests, reports, demands and other communications hereunder shall be in writing and shall be personally delivered or mailed by registered or certified, first-class mail, postage prepaid, or sent by confirmed facsimile transmission or by a reputable overnight courier service such as Federal Express, to PDC:

                  Peabody Development Company
                  301 N. Memorial Dr.
                  St. Louis, MO 63102

                  Attn: President

                  to PHCI:

                  701 Market Street
                  Suite 700
                  St. Louis, MO 63101
                  Attention: President

or to such other address or to such other person as a Member shall have last designated by notice to the other Member.

         15.2 Effective Date. All notices, consents, elections, requests, reports and other documents authorized or required to be given pursuant to this Agreement shall be effective as of the date received by the recipient or addressee for purposes of calculating the time within which the other Member is obligated to respond, and upon mailing as required in Section 15.1 hereof for all other purposes. If a Member refuses to accept delivery of any notice sent in accordance with Section 15.1 hereof, such Member shall nevertheless be deemed to have received such notice for purposes of this Section 15.2 on the date such refusal first occurred.

                                   ARTICLE 16
                                  MISCELLANEOUS

         16.1 Binding on Successors. Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Member(s) and their successors and assigns.

         16.2 Amendments. This Agreement shall not be amended or modified except with the unanimous consent of the Member(s) as evidenced by a written instrument executed by all Members.

         16.3 Waiver and Consent. No consent or waiver, express or employed, by a Member to or of any breach or default by the other Member in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Member of the same or any other obligation of such Member hereunder.

         16.4 Waiver of Dissolution under the Act. Any dissolution of the Company shall occur only as provided herein, and each Member hereby waives and renounces its rights, if any, under the Act to seek a court decree of dissolution, to seek the appointment of a liquidator of the Company, and to seek a partition of any Company property.

         16.5 Relationship of the Members. The relationship between the Members shall be limited to the performance of the transactions contemplated by this Agreement and by the

Articles, and in accordance with their terms. Nothing herein shall be construed to authorize a Member to act as general agent for any other Member.

         16.6 Further Assurances. The Member(s) shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

         16.7 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         16.8 Agreement in Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary and convenient. Each counterpart when so executed shall be deemed an original, but all counterparts shall constitute one and the same instrument.

         16.9 Entire Agreement. This Agreement and the Articles contain the entire agreement between the parties hereto relative to the Company. Exhibits are incorporated into this Agreement by reference.

         16.10 No Third Party Beneficiary. Except as specifically set forth herein, this Agreement is made solely and specifically between and for the benefit of the parties hereto, and their respective permitted successors and assigns, and no other person will have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

         IN WITNESS WHEREOF, the parties hereto have duly caused the execution of this Agreement by their duly authorized officers, as of the day and year first above written.

                                        PEABODY DEVELOPMENT COMPANY

                                        By: /s/ Steven F. Schaab
                                            ------------------------------------

                                        TITLE: Vice President & Treasurer

                                        PEABODY HOLDING COMPANY, INC.

                                        By: /s/ Steven F. Schaab
                                           -------------------------------------

                                        TITLE: Vice President & Treasurer